Filed pursuant to Rule 424(b)(3)

Registration No. 333-107112

PROSPECTUS SUPPLEMENT NO. 2 DATED OCTOBER 1, 2003

TO PROSPECTUS DATED JULY 31, 2003

PRO-PHARMACEUTICALS, INC.

2,843,304 Shares of Common Stock

$.001 par value

We are using this prospectus supplement in connection with the offering by some of our existing stockholders of 2,843,304 shares of our common stock, as described on pages 26 to 29 of the prospectus dated July 31, 2003, to which this prospectus supplement is attached.

CHANGES IN SELLING SECURITY HOLDER INFORMATION

	Beneficial Ownership of Selling Security Holder Prior to Offering			Beneficial Ownership of Shares After Offering
Name of Selling Security Holder	Number	Percent	Number of Shares offered hereby	Number	Percent
Fred Mancheski	8,333	*	8,333	—	—
Hassan Nemazee	16,667	*	16,667	—	—
Dean Phypers	25,000	*	25,000	—	—

You should read this prospectus supplement together with our prospectus dated July 31, 2003 and our prospectus supplement no. 1 dated August 18, 2003, which is to be delivered with this prospectus supplement.

The date of this Prospectus Supplement is October 1, 2003.

Recent Developments

On September 26, 2003, we filed the following current report on Form 8-K with the U.S. Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2003

PRO-PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-32877	04-3562325

(Commission File Number)	(IRS Employer Identification No.)

189 Wells Avenue, Newton, Massachusetts	02459

(Address of Principal Executive Offices)	(Zip Code)

(617) 559-0033

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Item 5.    Other Events and Regulation FD Disclosure

Our Quarterly Report on Form 10-QSB filed on August 14, 2003 for the quarter ended June 30, 2003 reported that Ms. Sheila Jayaraj, a former employee, filed a complainant letter against us with the Occupational Safety and Health Administration (OSHA) of the U.S. Department of Labor. Please see our Quarterly Report for additional detail.

Since the filing of our Quarterly Report:

1. By letter dated August 25, 2003, the Department of Labor reported to Ms. Jayaraj’s counsel that “Following an investigation of this matter by a duly authorized investigator, the Secretary of Labor,” acting through the Regional Administrator for OSHA, “finds that there is no merit to the allegations that [Pro-Pharmaceuticals] violated Complainant’s rights under [applicable federal law].” The letter later stated that the complaint is dismissed.

2. Ms. Jayaraj in a letter dated September 24, 2003 objected to the Secretary’s findings and requested a hearing on the record by an Administrative Law Judge at the Department of Labor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRO-PHARMACEUTICALS, INC

By:	/s/ DAVID PLATT
David Platt Chief Executive Officer

Date: September 26, 2003

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